Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUN PHARMACEUTICAL INDUSTRIES LIMITED

SUN PHARMA GLOBAL, INC.

SUN LABORATORIES, INC.

AND

CARACO PHARMACEUTICAL LABORATORIES, LTD.

DATED AS OF FEBRUARY 21, 2011

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 21, 2011, is entered into by and among Sun Pharmaceutical Industries Limited, a corporation incorporated under the laws of India (“Parent”), Sun Pharma Global, Inc., a corporation incorporated under the laws of the British Virgin Islands (“Sun Global”), Sun Laboratories, Inc., a Michigan corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (the “Company”).

WHEREAS, Parent and its Subsidiary Sun Global own in the aggregate 30,468,680 shares of the common stock, without par value, of the Company (the “Common Stock”), which represents approximately 75.8% of the outstanding shares of Common Stock;

WHEREAS, Parent and its Subsidiary Sun Global have proposed to the Board of Directors of the Company (the “Company Board”) that Parent or one of its wholly-owned direct or indirect Subsidiaries (as defined herein) acquire all of the issued and outstanding shares of Common Stock not owned by Parent and its Subsidiaries (other than the Company and the Subsidiaries of the Company (the “Company Subsidiaries”)).  Parent and the Subsidiaries of Parent other than the Company and the Company Subsidiaries are collectively referred to as the “Sun Group”; and such outstanding shares of Common Stock not owned by the Sun Group are collectively referred to as the “Shares”;

WHEREAS, the Company Board has established and empowered a special committee consisting of independent directors (the “Independent Committee”) to review, evaluate and negotiate any proposal made by the Sun Group to acquire Shares, including the Merger (as defined herein) and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and to make a recommendation to the Company Board with respect thereto;

WHEREAS, at the Effective Time (as defined herein) Merger Sub will merge with and into the Company with the Company surviving as a Subsidiary of Parent (the “Merger”), and, subject to certain limitations as set forth herein, each Share will thereupon be canceled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined herein), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Independent Committee has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the holders of the Shares, (ii) approved and adopted this Agreement and the Transactions, (iii) recommended that the holders of Shares vote to adopt and approve this Agreement, and (iv) recommended to the Company Board that the Company Board adopt resolutions approving and adopting this Agreement and the Transactions (such recommendations by the Independent Committee, the “Independent Committee Recommendation”);

WHEREAS, the Company Board (i) based on the Independent Committee Recommendation has approved and adopted this Agreement and the Transactions and (ii) determined that it is unable to make a recommendation to the holders of shares of Common Stock with respect to this Agreement and the Transactions because of the conflict of interest arising from the membership of certain representatives of the Sun Group on the Company Board and certain arrangements between the Sun Group and the Company;

WHEREAS, the Independent Committee has also recommended to the Company Board that the Company Board adopt a resolution providing that the holders of Shares will be entitled to appraisal of such Shares as a result of the Merger pursuant to the provisions of Sections 450.1761 through and including 450.1774 of the MBCA (as defined herein) (the “Appraisal Provisions”) and the Company Board, based on such recommendation, has resolved that such holders be so entitled to appraisal pursuant to the Appraisal Provisions (the “Appraisal Resolution”); and

WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and the Transactions and the Board of Directors of each of Parent and Sun Global have authorized the entry into this Agreement and the consummation of the Transactions, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Sun Global, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the “MBCA”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined herein).  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in this Agreement and the MBCA.

SECTION 1.02.   Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on the third business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent, Sun Global and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.   Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company and Merger Sub shall file a certificate of merger (“Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA, and the parties shall make all other filings and recordings required under the MBCA.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Michigan or at such subsequent date and time as Parent, Sun Global and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04.   Articles of Incorporation and Bylaws.  At the Effective Time and subject to Section 5.04(b), the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation (provided, however, that (i) Article I thereof shall be amended to read as follows:  “The name of the corporation is Caraco Pharmaceutical Laboratories, Ltd.” and (ii) the reference in Article III thereof to “60,000” shall be amended and replaced with “50,000,000”) and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, in each case until thereafter amended in accordance with their respective terms and the MBCA.

SECTION 1.05.   Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

SECTION 1.06.   Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS

SECTION 2.01.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent, Sun Global or Merger Sub:

(a)           Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Each share of Common Stock that is directly owned by the Company as treasury stock and each share of Common Stock that is directly owned by any wholly-owned Company Subsidiary, in each case immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.  Each share of Common Stock owned by Parent immediately prior to the Effective Time shall remain outstanding after the Effective Time as validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.  Each share of Common Stock owned by Sun Global immediately prior to the Effective Time shall be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the sum of (i) the number of shares of Common Stock owned by Sun Global immediately prior to the Effective Time and (ii) the number of Shares outstanding immediately prior to the Effective Time.

(c)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares which are to remain outstanding, or which will be canceled, in accordance with Section 2.01(b) and, except as provided in Section 2.01(d), the Appraisal Shares (as defined herein) shall be converted into the right to receive $5.25 in cash, without interest (the “Merger Consideration”), and at the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d)           Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the Appraisal Provisions shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the Appraisal Provisions.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the Appraisal Provisions.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Provisions or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Provisions, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Provisions shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c).  The Company shall give prompt notice to Parent and Sun Global of any demands for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the MBCA received by the Company, and Parent and Sun Global shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent and Sun Global (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02.   Exchange Fund.  (a) Paying Agent.  Prior to the Closing Date, Parent and/or Sun Global shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with the terms of this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  Parent and/or Sun Global shall deposit with the Paying Agent prior to the Effective Time cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)           Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent and Sun Global shall cause the Paying Agent to mail to each Person who was, as of immediately prior to the Effective Time, a holder of record of shares of Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”), if any, shall pass, only upon proper delivery of the Certificates or transfer of any such uncertificated shares of Common Stock (collectively, the “Uncertificated Shares”) to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration.  Each holder of record of shares of Common Stock shall, (x) upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash which the number of shares of Common Stock previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 2.01(c), without any interest thereon and less any required withholding of taxes, and any Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered or transferred as contemplated by this Section 2.02(b), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article II and any declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article II.

(c)           No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Uncertificated Shares, as applicable.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company with respect to the Common Stock shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of shares of Common Stock for twelve months after the Effective Time shall be delivered to Parent and/or Sun Global, upon demand and as directed by Parent and Sun Global, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration (without interest) to which such holders are entitled pursuant to the provisions of this Article II.

(e)           No Liability.  None of Parent, Sun Global, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law.  If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent and/or Sun Global, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent and Sun Global.  Any interest and other income resulting from such investments shall be paid solely to Parent and/or Sun Global (as they shall direct).  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Common Stock to receive the Merger Consideration as provided herein.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against them with respect to such Certificate.  The Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h)           Impact of Stock Splits, Etc.  In the event of any change in the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for such shares (including options to purchase such shares), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split (including a reverse split), stock dividend or distribution, subdivision, reclassification, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction with a record date during such period, the Merger Consideration to be paid for each such share as provided in this Agreement shall be equitably adjusted to reflect such change and, as so adjusted, shall from and after the date of such event be the Merger Consideration.

SECTION 2.03.   Treatment of Equity-Based Awards; Withholding.

(a)           The Company shall take all actions necessary to (i) terminate the Company Incentive Plans effective as of the Effective Time, (ii) provide that each outstanding Stock Option shall be fully vested and exercisable as of immediately prior to the Effective Time and (iii) cancel each outstanding Stock Option.  Each holder of a Stock Option shall be entitled to receive, as soon as practicable following the Effective Time through the payroll system or pursuant to the payroll procedures of Surviving Corporation (or as otherwise reasonably determined by the Surviving Corporation), in exchange for the cancellation of each Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option, multiplied by the number of shares of Common Stock subject to such Stock Option as of the Effective Time.

(b)             As of the Effective Time, all shares of Common Stock that, immediately prior to the Effective Time, are subject to vesting restrictions (“Restricted Stock”) shall be forfeited without payment of consideration.

(c)           Parent, Sun Global, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from any amounts ultimately payable to holders of Stock Options under the Company Incentive Plans as a result of the transactions contemplated by Section 2.03(a) such amounts as Parent, Sun Global, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax Law.

(d)           To the extent that amounts are withheld and paid over to the appropriate Governmental Entity by Parent, Sun Global, the Surviving Corporation or the Paying Agent pursuant to Section 2.02(b) or Section 2.03(c), such withheld amounts shall be treated for all purposes of this Agreement and otherwise as having been paid to the holder of the share(s) of Common Stock or Stock Option(s), as applicable, in respect of which such deduction and withholding was made by Parent, Sun Global, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports or as set forth in the disclosure schedule delivered by the Company to Parent and Sun Global concurrently with the execution of this Agreement (the “Disclosure Schedule”) (it being understood that the Disclosure Schedule shall be deemed disclosure with respect to the specific Section of this Agreement to which the information stated in such disclosure relates and such other Sections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section reasonably apparent), the Company hereby represents and warrants to Parent, Sun Global and Merger Sub as follows:

SECTION 3.01.   Corporate Organization.  The Company and each of the Company Subsidiaries is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (where such concept is recognized under applicable Law) and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing, to have such power and authority or to hold such governmental approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.   Capitalization.

(a)           The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, without par value (the “Preferred Stock”).  As of the close of business on February 17, 2011, there were (i) 40,179,194 shares of Common Stock issued and outstanding, (ii) 0 shares of Common Stock held in the Company’s treasury, (iii) 999,999 shares of Common Stock reserved and available for issuance pursuant to the Company Incentive Plans, of which 74,000 were subject to outstanding rights under the Company Incentive Plans (including in respect of outstanding Stock Options), and (iv) no shares of Preferred Stock issued and outstanding.  Since February 17, 2011, no shares of capital stock have been issued other than any shares of Common Stock issued pursuant to the Company Incentive Plans.  Section 3.02(a) of the Disclosure Schedule sets forth a list of all Stock Options having an exercise, purchase or “strike” price that is less than the Merger Consideration and specifies the number of shares of Common Stock subject to, and the exercise, purchase or “strike” price of, each such Stock Option.

(b)           All outstanding shares of Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)           Except for any obligations pursuant to this Agreement, any Company Incentive Plan or as otherwise set forth above, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, stock-based awards or performance units, or other similar rights, contracts or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity or voting interest in, the Company or of any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, grant or enter into any such option, warrant, call, right, security, unit, contract or undertaking.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company or any such Company Subsidiary, other than pursuant to the Company Incentive Plans.

SECTION 3.03.   Authority Relative to this Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to receipt of the affirmative vote of holders of a majority of the outstanding shares of Common Stock to adopt this Agreement (the “Stockholder Approval”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, Sun Global and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Company Board, based on the recommendation of the Independent Committee, at a meeting duly called and held and at which a quorum was present, adopted and approved this Agreement and the Transactions and passed the Appraisal Resolution.  The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Stockholder Approval.

SECTION 3.04.   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions will not, (i) conflict with or violate the Company Charter or the Company Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to the filings and other matters described in Section 3.04(b) (including the related Section of the Disclosure Schedule), conflict with or violate any statute, law, rule, regulation, ordinance or code of any Governmental Entity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument to which the Company or any of the Company Subsidiaries is a party or by which their respective properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) any applicable requirements of the applicable U.S. federal securities laws, including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder (collectively, the “Securities Laws”), including the filing with the SEC in preliminary and definitive form of a proxy statement relating to the Stockholders’ Meeting (the “Proxy Statement”) (which shall also satisfy the requirements of Section 450.1703a of the MBCA), (B) the filing of appropriate certificates as required by the MBCA, the Merger and the other Transactions, and (C) the filings or notifications to the Governmental Entities set forth in Section 3.04(b) of the Disclosure Schedule and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.   Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the joint Rule 13e-3 Transaction Statement to be filed with SEC in respect of the Transactions (the “Schedule 13E-3”) (insofar as it relates to the Company and the Company Subsidiaries) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it (or any amendment or supplement thereto) is filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 13E-3 and the Proxy Statement, as the case may be, will comply in all material respects with the Securities Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Sun Global or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.06.   Section 16 Matters.  The Company Board, or an appropriate committee of non-employee directors thereof, has by resolution duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, exempted the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or Stock Options pursuant to this Agreement in connection with the Transactions for purposes of Section 16 consistent with the interpretive guidance of the SEC.

SECTION 3.07.   Opinion of Financial Advisor.  The Independent Committee has received the opinion of William Blair & Company, L.L.C. (“William Blair”), dated as of the date hereof, to the effect that, as of such date, the consideration to be received by the holders of shares of Common Stock (other than Parent and its affiliates) in the Merger is fair from a financial point of view to the holders of shares of Common Stock (other than Parent and its affiliates).

SECTION 3.08.   Brokers.  No broker, finder or investment banker, other than William Blair, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Independent Committee has heretofore furnished to Parent or its legal counsel a complete and correct copy of the engagement letter with William Blair related to the services provided to the Independent Committee in connection with the Transactions.

SECTION 3.09.   Takeover Statutes.  No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), including Chapters 7A and 7B of the MBCA, or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Shares, the Merger or the other Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent, Sun Global and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.01.   Corporate Organization.  Each of Parent, Sun Global and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction of its incorporation.

SECTION 4.02.   Authority Relative to this Agreement.  Each of Parent, Sun Global and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent, Sun Global and Merger Sub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent, Sun Global and Merger Sub, subject to the adoption of this Agreement, promptly following its execution, by Sun Global in its capacity as the sole stockholder of Merger Sub.  This Agreement has been duly executed and delivered by each of Parent, Sun Global and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, Sun Global and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.03.   No Conflict; Required Filings and Consents

(a)           The execution and delivery of this Agreement by Parent, Sun Global and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation, bylaws or similar organization documents, as the case may be, of Parent, Sun Global or Merger Sub, (ii) subject to the filings and other matters described in Section 4.03(b) (including the Section of the Disclosure Schedule referred to therein), conflict with or violate any Laws applicable to any of Parent, Sun Global or Merger Sub or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument to which any of Parent, Sun Global or Merger Sub is a party or by which their properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent, Sun Global or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.

(b)           The execution and delivery of this Agreement by Parent, Sun Global and Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other Transactions by Parent, Sun Global and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements of Securities Laws, (B) filing of appropriate certificates as required by the MBCA, the Merger and the other Transactions, and (C) the filings or notifications to the Governmental Entities set forth in Section 3.04(b) of the Disclosure Schedule and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the performance by Parent, Sun Global or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.

SECTION 4.04.   Information Supplied.  None of the information supplied or to be supplied in writing by Parent, Sun Global or Merger Sub or any of their affiliates for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it (or any amendment or supplement thereto) is filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 13E-3 (insofar as it relates to Parent or its affiliates) will comply in all material respects with the Securities Laws.  Notwithstanding the foregoing, no representation is made by Parent, Sun Global or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company or any Company Subsidiary for inclusion or incorporation by reference therein.

SECTION 4.05.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent, Sun Global or Merger Sub.

SECTION 4.06.   Available Funds.  Parent and/or Sun Global will have available to it all funds necessary to permit Parent, Sun Global and Merger Sub to satisfy all of their respective obligations under this Agreement and to consummate the Transactions.

SECTION 4.07.   Merger Sub.  There are 100 shares of common stock of Merger Sub issued and outstanding, all of which are owned by Sun Global.  Merger Sub was formed specifically for the Transactions and has conducted no operations and incurred no obligation other than in connection with the Transactions.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

SECTION 5.01.   Conduct of Business of the Company.  The Company covenants and agrees that, prior to the Effective Time, unless (i) Parent and Sun Global shall have otherwise provided their prior written consent (not to be unreasonably withheld or delayed), or (ii) otherwise expressly contemplated by this Agreement:

(a)           The Company and the Company Subsidiaries shall not make any material modifications in employee benefit plans, employment or compensation arrangements, except as required by applicable Law; and

(b)           The Company and the Company Subsidiaries shall not grant any awards of Restricted Stock or Stock Options or issue any shares of Common Stock.

SECTION 5.02.   No Change in Recommendation.  The Independent Committee shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, Sun Global or Merger Sub, the Independent Committee Recommendation except to the extent the Independent Committee determines in good faith prior to the time at which the Stockholder Approval has been obtained but after consultation with outside counsel, that such action is necessary in order for such directors to comply with their fiduciary obligations under applicable Law (a “Change in Recommendation”); provided, however, that, unless made later than (i.e., after) the fifth business day preceding the Stockholders’ Meeting (in which event no advance notice shall be required), no Change in Recommendation may be made until after at least five (5) business days following Parent’s receipt of notice from the Company advising that the Independent Committee intends to take such action and the basis therefor.

SECTION 5.03.   Proxy Statement; Schedule 13E-3; Stockholders’ Meeting.  (a)  Promptly following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC, and the Company, Parent, Sun Global, Merger Sub and such other affiliates of Parent as may be required under applicable Law shall jointly prepare and file the Schedule 13E-3 with the SEC.  Parent, Sun Global, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3 (including by providing the other parties, the Independent Committee and their respective counsel with a reasonable opportunity to review and comment on such documents, including all amendments and supplements thereto, prior to their being filed with the SEC or disseminated to the Company’s stockholders), and each shall notify the other parties hereto of the receipt of any comments of the SEC with respect to the Proxy Statement or the Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other parties promptly copies of all correspondence between such party or any of its representative and the SEC with respect thereto; provided that each party shall provide the other parties and their respective counsel with a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  In addition, each party hereto shall use its reasonable best efforts, after consultation with the other parties hereto, to (i) respond promptly to all comments of and requests by the SEC related to the Proxy Statement and the Schedule 13E-3, (ii) correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 (if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by the Securities Laws), (iii) take all steps necessary to amend or supplement the Proxy Statement or Schedule 13E-3, (iv) cause such Proxy Statement and Schedule 13E-3, as so amended or supplemented, to be filed with the SEC and (v) cause the Proxy Statement and/or the Schedule 13E-3 and all required amendments and supplements thereto to be mailed to the Company’s stockholders at the earliest practicable time, in each case as and to the extent required by applicable Securities Laws.

(b)           The Company hereby consents, to the extent that no Change in Recommendation (as defined herein) shall have occurred in accordance with Section 5.02, to the inclusion in the Schedule 13E-3 of the Independent Committee Recommendation.

(c)           The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date of this Agreement for the purpose of considering and taking action on this Agreement and the Transactions (the “Stockholders’ Meeting”) and (ii) (A) include in the Proxy Statement the Independent Committee Recommendation and the Company Board’s adoption and approval of this Agreement and the Transactions and (B) use its best efforts to obtain such approval and adoption.  Parent may request on one or more occasions that the Stockholders’ Meeting be postponed or adjourned for up to 15 business days (but in any event no later than the Outside Date) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated to, and reviewed by, the stockholders of the Company prior to the Stockholders’ Meeting, in which event the Company shall, in each case, cause the Stockholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.  Concurrently with the execution of this Agreement, each of Parent and Sun Global has delivered an irrevocable proxy to the Independent Committee that empowers the Independent Committee to cause the shares of Common Stock owned by Parent or Sun Global (as applicable) to be voted in favor of the approval and adoption of this Agreement and the Transactions at the Stockholders’ Meeting.

SECTION 5.04.   Indemnification; Directors and Officers Insurance.

(a)           From and after the Effective Time, and for a period of six years after the Effective Time, each of Parent, the Company and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted by Law, indemnify, defend and hold harmless each present and former director and officer of the Company or any of the Company Subsidiaries (acting in their capacity as such) (each, an “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (a “Proceeding”) (and Parent and the Company or the Surviving Corporation, as applicable, shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification); provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent and the Surviving Corporation a written notice asserting a claim for indemnification or advancement of expenses under this Section 5.04(a) in connection with a Proceeding, then the obligations of Parent, the Company and the Surviving Corporation set forth in this Section 5.04(a) shall survive the sixth anniversary of the Effective Time until such time as such Proceeding is fully and finally resolved.  None of Parent, the Company and the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification or advancement of expenses could be sought by an Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Person(s) from all liability arising out of such Proceeding or such Indemnified Person(s) otherwise consents thereto in writing.

(b)           Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each Indemnified Person as provided in the Company Charter and Company Bylaws, in the certificate or articles of incorporation, bylaws or similar documents of any Company Subsidiaries, or in the Indemnification Agreements to which the Company is a party (copies of each of which have been provided to Parent or its counsel prior to the date hereof) (the “Indemnification Agreements”), in each case in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time.  Parent and the Company agree that each of Parent and the Surviving Corporation will, from and after the Effective Time, be jointly and severally liable for the obligations of the Company under the Indemnification Agreements.  Until the sixth anniversary of the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation and the certificate or articles of incorporation, bylaws or similar documents of its subsidiaries shall, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company Charter and Company Bylaws or in the certificate or articles of incorporation, bylaws or similar documents of the Company’s subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Proceeding pending or asserted or any claim made within such six-year period shall continue until the final disposition of such Proceeding or resolution of such claim. To the maximum extent permitted by Law, all such indemnification of Indemnified Persons with respect to matters occurring before the Effective Time shall be mandatory rather than permissive, and the Company or the Surviving Corporation and their subsidiaries, as the case may be, shall also advance expenses as provided hereinabove and in the Indemnification Agreements.  Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such Indemnified Person and the Company or any Company Subsidiary, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law, and shall be the joint and several obligation of the Surviving Corporation from and after the Effective Time.

(c)           Parent shall or the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time that shall be (i) effective for a period of six years from the Effective Time, (ii) on terms with respect to coverage and amount no less favorable than those of the Company’s applicable directors and officers liability insurance policies in effect on the date hereof (the “Current Coverage”) and (iii) underwritten by companies principally based in the United States of America that have ratings no less than the companies underwriting the Current Coverage; provided, however, that in no event shall Parent or the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.04(c) any amount per annum in excess of 250% of the aggregate premiums currently paid or payable by the Company in 2011 (on an annualized basis) for the Current Coverage (the “cap”); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the cap.  Parent or the Surviving Corporation may satisfy their obligations under this Section 5.04(c) by purchasing a “tail” policy of such directors and officers liability insurance.

(d)           In the event the Surviving Corporation (or any of its subsidiaries) or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or its subsidiary, as applicable) (or their respective successors or assigns) assume the obligations of the Surviving Corporation (or its subsidiary, as applicable) (or their respective successors or assigns) under this Section 5.04.  The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.04 and in the Indemnification Agreements.  For the period from the date of this Agreement through the Effective Time, the Company shall not, and Parent shall not permit the Company to, amend the provisions in the Company Charter and Company Bylaws providing for exculpation of director and officer liability and indemnification of and expense advancement for Indemnified Persons.  The provisions of this Section 5.04 shall survive the consummation of the Merger and expressly are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons.  Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.04 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company Charter, the Company Bylaws, the Indemnification Agreements, any other indemnification arrangements, the MBCA or otherwise and nothing in this Section 5.04 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company Charter, the Company Bylaws, the Indemnification Agreements or any other indemnification arrangements, the MBCA or otherwise with respect to matters occurring prior to the Effective Time.

SECTION 5.05.   Access and Information.  The Company shall afford to Parent, Sun Global and their representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s and each of the Company Subsidiary’s books, records (including tax returns and work papers of the Company’s independent auditors), facilities, personnel and such other information as Parent and Sun Global shall reasonably request.

SECTION 5.06.   Notification of Certain Matters.  Each of the parties hereto shall promptly notify the other parties of:

(a)           to such party’s knowledge, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the Transactions;

(b)           any notice or other communication from any Governmental Entity received by such party in connection with or relating to the Transactions; and

(c)           any actions, suits, claims, investigations or proceedings commenced against such party or its Subsidiaries or affiliates that relate to consummation of the Transactions;

provided that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party or parties entitled to receive such notice.

SECTION 5.07.   Publicity.  None of the Company, Parent, Sun Global or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other Transactions without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity.  The parties hereto have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

SECTION 5.08.   Certain Efforts; Litigation Support.

(a)           Subject to the terms and conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using its commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law or regulation, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (iv) effect any necessary registrations and filings and submissions of information requested by Governmental Entities, and (v) fulfill all conditions to this Agreement.

(b)           Parent and Sun Global shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(c)           The Company shall give Parent and Sun Global the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors, including the Independent Committee, relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent and Sun Global.

SECTION 5.09.   Stock Exchange Delisting.  The Company, Parent and Sun Global shall cooperate and use commercially reasonable efforts to cause the delisting of the shares of Common Stock from the NYSE AMEX and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

SECTION 5.10.   Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are within its power so as to eliminate or minimize the effects of such statue or regulation on such Transactions and shall use reasonable best efforts to challenge the validity or applicability of such Takeover Statute.

SECTION 5.11.   Directors.  Following the date of this Agreement and until the Effective Time, the Company Board shall at all times include the directors that currently comprise the Independent Committee, and none of Parent, Sun Global, Merger Sub or the Company shall take any action to cause any change in the composition of the Independent Committee.  After the date hereof and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Charter (as defined herein), the Company Bylaws (as defined herein) or applicable Law, and without limiting the other requirements set forth herein, the affirmative vote of a majority of the members of the Independent Committee shall be required (a) for the Company to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s benefits, rights or remedies under this Agreement, (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, (d) except as otherwise expressly contemplated by this Agreement, to amend the Company Charter or the Company Bylaws or (e) for the Company Board to take any other action under this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect the holders of Shares.

ARTICLE VI

CONDITIONS

SECTION 6.01.   Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of Parent, Sun Global, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible by applicable Law, by mutual written consent of the Company (acting pursuant to a resolution of the Independent Committee), and Parent and Sun Global) at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained; and

(b)           No Order.  No court of competent jurisdiction or United States or Indian federal or state Governmental Entity shall have issued an order, decree, or ruling, enacted any Law or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other Transactions.

SECTION 6.02.   Conditions to the Obligations of Parent, Sun Global and Merger Sub.  The obligations of Parent, Sun Global and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible by applicable Law, by written consent of Parent and Sun Global) at or prior to the Effective Time of each of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except where (i) the representations and warranties set forth in Section 3.02 are not true and correct to less than a de minimis extent and (ii) the failure of such other representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

SECTION 6.03.   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible by applicable Law, by written consent of the Company (acting pursuant to a resolution of the Independent Committee)) at or prior to the Effective Time of each of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent, Sun Global and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that would not, individually or in the aggregate be reasonably expected to have a material adverse effect on the ability of Parent, Sun Global and Merger Sub to consummate the transactions contemplated hereby; and

(b)           Agreements and Covenants.  Parent, Sun Global and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

ARTICLE VII

TERMINATION

SECTION 7.01.   Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

(a)           by mutual written consent of Parent, Sun Global, Merger Sub and the Company (with respect to the Company, only pursuant to a resolution adopted by the Independent Committee);

(b)           by either (A) Parent and Sun Global or (B) the Company by action of its board of directors (with respect to the Company, only pursuant to a resolution adopted by the Independent Committee):

(i)           if the Effective Time shall not have occurred on or before 5 p.m. New York City Time on September 30, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to Parent and Sun Global or the Company if their or its failure (which in the case of Parent and Sun Global also includes failures by Merger Sub) to perform any of their or its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii)           if any court of competent jurisdiction or United States or Indian federal or state Governmental Entity shall have issued an order, decree, or ruling, enacted any Law or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other Transactions and such order, decree, ruling, Law or other action shall have become final and nonappealable;

(c)           by Parent and Sun Global, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreement set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is thirty days from the date that the Company is notified by Parent and Sun Global of such breach; provided that Parent and Sun Global shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent, Sun Global or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(d)           by the Company (only pursuant to a resolution adopted by the Independent Committee), if Parent, Sun Global or Merger Sub shall have materially breached any of its representations or warranties or materially failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is thirty days from the date that Parent is notified by the Company of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)           by Parent and Sun Global, if the Company Board or the Independent Committee shall have made a Change in Recommendation prior to the Effective Time.

The party desiring to terminate this Agreement shall give written notice of such termination to each of the other parties hereto.

SECTION 7.02.   Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, Sun Global, Merger Sub or the Company, other than this Section 7.02 and Article VIII, which provisions shall survive such termination; provided that nothing herein shall relieve any party from liability for fraud or any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.   Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

SECTION 8.02.   Fees and Expenses.  Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring such expenses, regardless of whether the Merger shall be consummated.

SECTION 8.03.   Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers or representatives of the respective parties (provided, in the case of the Company, that such modifications or amendments have been approved by the Independent Committee).

SECTION 8.04.   Extension and Waiver.

(a)           At any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

(i)           the Independent Committee on behalf of the Company may (i) extend the time for the performance of any of the obligations or other acts of Parent and/or Merger Sub, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent, Sun Global and/or Merger Sub pursuant hereto, or (iii) waive compliance by Parent, Sun Global and/or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.

(ii)           Parent and Sun Global may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Parent’s, Sun Global’s or Merger Sub’s obligations.

(b)           Any consent or any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer (in the case of the Company, only after approval of the Independent Committee as to such action has been provided).  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 8.05.   Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a)	If to Parent or Merger Sub:

Sun Pharmaceutical Industries Limited
Acme Plaza
Andheri – Kurla Road, Andheri (East)
Mumbai, Maharashtra
India, 400059
Attention:  Mr. Sudhir V. Valia
Facsimile No:  91 22 28212010
e-mail:  sudhir.valia@sunpharma.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
U.S.A.
Attention:  Peter D. Lyons
Facsimile No:  (212) 248-7179
e-mail:  plyons@shearman.com

(b)           If to Sun Global:

Sun Pharma Global, Inc.
c/o Sugandh Management Consultancy
704, Al Tawihidi Building, 2, Mankhool
P.O. Box No. 12850
Dubai
United Arab Emirates
Attention:  Mr. Sunil Gandhi
Facsimile No:  97 14 3597678
e-mail:  sugandh@emirates.net.ae

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
U.S.A.
Attention:  Peter D. Lyons
Facsimile No:  (212) 248-7179
e-mail:  plyons@shearman.com

(c)           If to the Company:

Caraco Pharmaceutical Laboratories, LTD.
1150 Elijah McCoy Drive
Detroit, Michigan 48202
U.S.A.
Attention:  GP. Singh, Chief Executive Officer
Facsimile No.:  (313) 871-8314
e-mail:  gp.singh@caraco.com

with a copy to:

Carrington, Coleman, Sloman & Blumenthal, L.L.P.
901 Main Street
Suite 5500
Dallas, Texas 75202
U.S.A.
Attention:  Jim A. Watson
Facsimile No.:  (214) 855-1333
e-mail:  jwatson@ccsb.com

and

Bodman PLC
1901 St. Antoine Street, 6th Floor
Detroit, Michigan 48226
U.S.A
Attention:  Fred B. Green
Facsimile No.:  (313) 393-7579
e-mail:  fgreen@bodmanlaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 8.06.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan applicable to contracts executed and performed entirely within that state.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the federal or state courts sitting in the State of Michigan in any action or proceeding brought by a party to this agreement or by an Indemnified Person pursuant to Section 5.04 and, in each case, arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in any such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.06(c).

(d)           The parties hereto agree that (i) irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy or remedies to which such party is entitled at Law or in equity and (ii) the Independent Committee shall be permitted, on behalf of the Company, to seek to enforce the obligations of Parent, Sun Global and Merger Sub under this Agreement.

SECTION 8.07.   Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (together with the Annexes, Exhibits and Disclosure Schedule) contains the entire agreement among the parties hereto with respect to the Merger and the other Transactions and the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parities, or any of them, with respect to these matters.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except to the extent provided in the provisions set forth in Section 5.04 with respect to Indemnified Persons.

SECTION 8.08.   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.09.   Definitions.  For purposes of this Agreement:

(a)           “affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

(b)           “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(c)           “Company Bylaws” means the Bylaws of the Company, as of October 26, 2009.

(d)           “Company Charter” means the Articles of Incorporation of the Company, as of October 26, 2009.

(e)           “Company Incentive Plan” means any equity-based incentive plan sponsored by the Company (including the Company’s 2008 Equity Participation Plan and 1999 Equity Participation Plan).

(f)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)           “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred:  (A) changes in the economy or financial markets (including credit markets) in general, (B) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which the Company and its Subsidiaries operate, (C) changes in Law or applicable accounting regulations or principles or interpretations thereof, or (D) changes that arise out of the announcement of this Agreement or out of actions required by this Agreement; provided, however, that with respect to clauses (A), (B) and (C), solely to the extent that the impact of such change or effect is not disproportionately adverse in any material respects to the Company and the Company Subsidiaries taken as a whole compared to other companies in the same industry.

(h)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(i)           “SEC Reports” means the forms, reports, statements, schedules and other materials filed by the Company with the SEC pursuant to the Exchange Act or other Securities Laws during the period beginning on January 1, 1998 and ending on the day prior to the date hereof.

(j)           “Stock Option” means any outstanding option to purchase shares of Common Stock under a Company Incentive Plan.

(k)           a “Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person.

SECTION 8.10.   Interpretation.  When a reference is made in this Agreement to an Article, a Section, an Annex or an Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to monetary amounts are to the lawful currency of the United States.

SECTION 8.11.   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign any of its rights and obligations hereunder to Parent or one or more direct or indirectly wholly-owned Subsidiaries of Parent so long as such assignment does not prevent or impair the satisfaction of any of the conditions set forth in Article VI or delay completion of the Merger or the other Transactions; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.12.   Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

SUN PHARMACEUTICAL INDUSTRIES LIMITED

By: /s/ Sudhir Valia
Name: Sudhir Valia
Title: Director

SUN PHARMA GLOBAL, INC.

By: /s/ Harin Mehta
Name: Harin Mehta
Title: Director

SUN LABORATORIES, INC.

By: /s/ Jayesh Shah
Name: Jayesh Shah
Title: President

CARACO PHARMACEUTICAL LABORATORIES, LTD.

By: /s/ F. Folsom Bell
Name: F. Folsom Bell
Title: Member, Independent Committee

By: /s/ Timothy S. Manney
Name: Timothy S. Manney
Title: Member, Independent Committee

By: /s/ Eddie R. Munson
Name: Eddie R. Munson
Title: Member, Independent Committee